Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: October 17, 2012

FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Record Earnings for the First Nine Months

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and nine month periods ended September 30, 2012.  All share data has been adjusted to reflect Horizon’s three-for-two stock split announced on October 16, 2012 to be paid on November 9, 2012.

SUMMARY:
•
Horizon’s net income of $14.4 million for the first nine months of 2012 surpasses the $12.8 million earned for the entire prior year and represents the highest first nine months of net income in the Company’s history.

•	Third quarter 2012 net income was $4.8 million or $.54 diluted earnings per share, which reflects a 50% increase in diluted earnings per share compared to the same period in 2011.
•
Horizon’s net income for the first nine months of 2012 was $14.4 million or $1.75 diluted earnings per share, which reflects a 67% increase in diluted earnings per share compared to the same period in 2011.

•	On July 17, 2012 Horizon completed its acquisition of Heartland Bancshares, Inc. (“Heartland”). On that date Horizon recorded $229.5 million in assets and $218.7 million in liabilities.
•	Total loans increased $157.9 million during the quarter, consisting of $43.3 million in organic loan growth and $114.6 million net loans acquired from Heartland.
•	Total deposits increased $261.2 million during the quarter, comprising $50.0 million in organic deposit growth and $211.2 million in deposits acquired from Heartland.
•	Net interest income, after provisions for loan losses, for the first nine months of 2012 was $39.4 million compared with $30.1 million for the same period in the prior year.
•	The provision for loan losses decreased to $1.8 million for the first nine months of 2012 compared to $4.4 million for the same period in 2011.
•	Net charge-offs for the first nine months of 2012 were $2.1 million compared to $4.4 million for the same period in 2011.
•	Substandard and delinquent loans increased by $21.4 million and $4.6 million respectively over the prior quarter. The increases were primarily due to loans acquired in the Heartland merger.

– MORE –

Pg. 2 cont. Horizon Bancorp Announces Record Earnings for the First Nine Months

•	Return on average assets was 1.09% for the third quarter of 2012 and 1.21% for the first nine months of 2012.
•	Return on average common equity was 13.96% for the third quarter of 2012 and 15.24% for the first nine months of 2012.
•	Horizon Bank’s capital ratios continue to be well above the regulatory standards for well-capitalized banks.

“Throughout the Horizon organization, our employees continue to be successful in identifying and targeting opportunities to expand deposits, make new loans and increase our banking relationships with customers,” said Craig M. Dwight, Chief Executive Officer. “In a lackluster economy, achieving growth targets has required diligent effort, and the Horizon team has demonstrated it’s up to the task.”

“A key goal of ours has been to increase our commercial lending portfolio and build multi-service relationships with small and mid-size businesses.  Horizon is making good progress in achieving these goals, and we are particularly pleased with the contributions made by our Kalamazoo, MI and Indianapolis commercial loan teams.  In addition, our success in Indianapolis recently prompted us to hire three new mortgage loan originators to serve this growth market.”

“The acquisition of Heartland Bancshares expands Horizon’s ability to serve Central Indiana, including the Indianapolis metropolitan area.  This is a very promising and well-suited area for the services and products Horizon offers as a community bank with a talented and local team.”

Dwight noted that the integration of Heartland’s locations was completed during the third quarter and all data, technology and operations have been centralized in Horizon’s Michigan City, IN headquarters.  “The integration was completed on time and went very smoothly, and we’re looking forward to developing a uniform level of efficiency and productivity throughout our expanded franchise.  The quick and successful integration speaks well of the positive attitudes, work ethic and organization of both the Heartland and Horizon teams who worked on this endeavor,” he explained.

Dwight further stated that Horizon’s efficiency ratio was 62.99% for the nine months of 2012 and 65.35% in third quarter 2012. “We feel this is a good indication that, despite the acquisition and related costs, we were successful in keeping our expenses in line.”

Acquisition Details

The third quarter 2012 results included approximately $1.0 million of one-time costs related to the acquisition and reflected cost reductions post conversion.  The nine month operating results for 2012 included approximately $1.5 million of one-time costs.  One Heartland branch location was closed on August 31, 2012.  In the Heartland acquisition, Horizon recorded $19.7 million in capital, retired approximately $7.2 million of Heartland’s TARP CPP preferred shares, and recorded a $2.3 million core deposit intangible and recorded $13.8 million in goodwill.

– MORE –

Pg. 3 cont. Horizon Bancorp Announces Record Earnings for the First Nine Months

At September 30, 2012, $5.3 million in non-performing, $20.0 million in substandard and $4.6 million in delinquent loans were the result of the Heartland acquisition.  The Company has deployed a seasoned expert in handling troubled loans to address these challenged credits and Horizon is already starting to see progress from its loan collection efforts.

Performance Highlights

Net income for the third quarter of 2012 was $4.8 million or $.54 diluted earnings per share, which reflects a 50% increase over the $3.4 million or $.36 diluted earnings per share in the third quarter of 2011. Net income for the first nine months of 2012 rose to $14.4 million or $1.75 diluted earnings per share, which reflects a 67% increase over the $9.3 million or $1.05 diluted earnings per share in the first nine months of 2011.  This is the highest first nine months of net income in the Company’s history.

“Horizon is focused on creating shareholder value, both through retained earnings and its long-standing practice of paying dividends to its common shareholders,” explained Dwight. “We believe our strong earnings performance drives shareholder value and is supported by Horizon’s long-term organic and acquisitive growth goals.”

The net interest margin was 3.79% in the third quarter of 2012, up from 3.76% for the three-month period ending September 30, 2011 and the same as for the three months ending June 30, 2012.  The net interest margin was 3.80% for the nine months ending September 30, 2012, up from 3.67% for the same period in 2011.  The increase in the margin in 2012 compared to 2011 was primarily due to the reduction in the rate paid on interest bearing liabilities reducing more than the decline in the yield on interest earning assets.

During the third quarter of 2012 residential mortgage loan activity generated $4.4 million in income from the gain on sale of mortgage loans, an increase of $2.3 million from the same period in 2011.

Lending Activity

Total loans increased by $171.9 million from $983.2 million at December 31, 2011 to $1.2 billion at September 30, 2012.  Commercial loans increased by $95.0 million, mortgage warehouse loans increased by $35.9 million, consumer loans increased by $21.5 million and residential mortgage loans increased by $19.4 million compared to December 31, 2011 loan levels.  The acquisition of Heartland increased total loans by $114.6 million, and Horizon generated an additional $57.3 million in net organic loan growth during the first nine months of 2012.

The provision for loan losses was $1.0 million for the third quarter of 2012, which was $500,000 less than the provision for the same period of the prior year.  For the first nine months of 2012, the provision for loan losses was $1.8 million ($2.6 million less than the provision for the same period of the prior year).  The lower provision for loan losses was primarily related to a decrease in charged off loans.

– MORE –

Pg. 4 cont. Horizon Bancorp Announces Record Earnings for the First Nine Months

“We believe Horizon’s non-performing assets and loan loss reserve ratios are rapidly moving toward the level expected from a strong and growing organization with a healthy balance sheet,” explained Dwight. “We have a strong culture of risk management, underwriting, and credit quality, and we understand the markets we serve.  We feel these skills enable us to be very competitive in identifying and pursuing quality lending opportunities.”

The ratio of allowance for loan losses to total loans decreased to 1.58% as of September 30, 2012 from 1.89% as of December 31, 2011.  The decrease in the ratio was primarily due to the increase in total loans from the Heartland acquisition which were recorded at fair value with no allowance allocated to them at September 30, 2012.

Non-performing loans totaled $24.4 million on September 30, 2012, up from $20.8 million on June 30, 2012, and $23.6 million on September 30, 2011.  The increase was due to the Heartland acquisition.  Excluding Heartland, non-performing loans declined to $19.1 million from $20.8 million at June 30, 2012.  As a percentage of total loans, non-performing loans were 2.08% on September 30, 2012, up from 2.07% on June 30, 2012, and 2.52% on September 30, 2011.

Other Real Estate Owned (OREO) totaled $2.6 million on September 30, 2012, up from $1.0 million on June 30, 2012, but down from $3.6 million on September 30, 2011.  During the quarter, five properties with a book value of $431,000 were sold, four properties with a fair value of $405,000 were acquired from Heartland, and twelve properties with a book value of $1.6 million as of June 30, 2012 were transferred into OREO.  One of the new OREO properties is a retail/warehouse building with a book value of $629,000.  On September 30, 2012, OREO was comprised of 21 properties. Of these, ten totaling $1.9 million were commercial real estate and twelve totaling $716,000 were residential real estate.

Expense Management

Total non-interest expense was $5.1 million higher in the first nine months of 2012 compared to the first nine months of 2011 and $2.5 million higher in the three months ending September 30, 2012 compared to the three months ending September 30, 2011.  Salaries and employee benefits increased $3.5 million for the first nine months compared to the same period in 2011 and were $1.8 million higher for the three months ending September 30, 2012 compared to the same period in 2011.  These increases were primarily the result of changes to annual merit pay, employee benefits costs, commissions earned and bonus accruals.  In addition, compensation expense was higher due to the Heartland merger.  As stated above, included in the first nine months of 2012’s non-interest expense was approximately $1.5 million of transaction expenses related to the Heartland acquisition and approximately $1.0 million in merger expenses for the three months ended September 30, 2012.

Dwight concluded: “We firmly believe there is tremendous opportunity for the community banking model to succeed.  Although challenges are posed by regulatory uncertainty, pressure on margins due to a low interest rate environment, and increased requirements for capital, we feel Horizon has demonstrated that it’s possible to achieve year-over-year and quarter-over-quarter growth despite these obstacles.”

– MORE –

Pg. 5 cont. Horizon Bancorp Announces Record Earnings for the First Nine Months

“We steadfastly maintain our commitment to provide superior products and services to the communities we serve, while generating value for the shareholders who support us.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest Michigan through its commercial banking subsidiary, Horizon Bank, also doing business as Heartland Community Bank.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Balance sheet:
Total assets	$1,846,776	$1,563,265	$1,546,831	$1,547,162	$1,490,810
Investment securities	503,804	441,715	440,601	438,145	441,334
Commercial loans	447,414	356,549	350,463	352,376	345,366
Mortgage warehouse loans	244,233	215,478	213,152	208,299	151,111
Residential mortgage loans	176,553	156,675	155,550	157,141	165,429
Consumer loans	286,848	268,437	269,388	265,377	263,934
Earning assets	1,690,348	1,460,544	1,451,746	1,447,818	1,391,864
Non-interest bearing deposit accounts	211,935	136,979	138,618	130,673	121,483
Interest bearing transaction accounts	767,202	634,907	641,128	538,083	551,597
Time deposits	327,834	273,903	284,875	341,109	316,669
Borrowings	333,150	339,880	310,889	370,111	336,095
Subordinated debentures	32,282	30,722	30,699	30,676	30,653
Common stockholders' equity	143,362	118,112	113,738	108,965	106,180
Total stockholders’ equity	155,862	130,612	126,238	121,465	118,680

Income statement:	Three month sended
Net interest income	$14,999	$13,006	$13,198	$13,592	$11,991
Provision for loan losses	1,041	209	559	838	1,564
Other income	7,710	6,555	5,142	4,999	6,538
Other expenses	14,840	12,180	11,160	13,089	12,313
Income tax expense	1,978	2,262	2,008	1,142	1,235
Net income	4,850	4,910	4,613	3,522	3,417
Preferred stock dividend	(63)	(106)	(156)	(63)	(710)
Net income available to common shareholders	$4,787	$4,804	$4,457	$3,459	$2,707

Per share data:
Basic earnings per share	$0.56	$0.65	$0.60	$0.47	$0.37
Diluted earnings per share	0.54	0.62	0.59	0.46	0.36
Cash dividends declared per common share	0.10	0.09	0.09	0.08	0.08
Book value per common share	16.64	15.88	15.33	14.68	14.31
Tangible book value per common share	13.85	14.81	14.24	13.58	13.19
Market value - high	19.08	17.73	12.33	11.97	12.60
Market value - low	$17.67	$11.76	$11.53	$10.82	$11.54
Weighted average shares outstanding - Basic	8,503,475	7,434,537	7,422,860	7,421,544	7,414,043
Weighted average shares outstanding - Diluted	8,838,659	7,728,519	7,598,490	7,576,052	7,596,570

Key ratios:
Return on average assets	1.09%	1.31%	1.23%	0.93%	0.96%
Return on average common stockholders' equity	13.96	16.43	15.90	12.74	10.14
Net interest margin	3.79	3.79	3.87	3.95	3.76
Loan loss reserve to total loans	1.58	1.83	1.94	1.89	2.04
Non-performing loans to loans	2.08	2.07	2.11	2.02	2.52
Average equity to average assets	8.45	8.61	8.33	7.96	8.60
Bank only capital ratios:
Tier 1 capital to average assets	8.58	8.74	8.53	8.50	8.89
Tier 1 capital to risk weighted assets	11.25	12.01	11.82	11.86	12.33
Total capital to risk weighted assets	12.50	13.27	13.08	13.12	13.58

Loan data:
Substandard loans	$57,079	$35,634	$46,643	$57,489	$58,993
30 to 89 days delinquent	8,351	3,773	2,932	3,282	4,240

90 days and greater delinquent - accruing interest	$109	$13	$28	$37	$97
Trouble debt restructures - accruing interest	3,356	3,092	3,188	3,540	4,042
Trouble debt restructures - non-accrual	5,062	2,786	2,439	2,198	1,673
Non-accrual loans	15,887	14,925	15,451	14,368	17,799
Total non-performing loans	$24,414	$20,816	$21,106	$20,143	$23,611

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	September 30	September 30
	2012	2011
Balance sheet:
Total assets	$1,846,776	$1,490,810
Investment securities	503,804	441,334
Commercial loans	447,414	345,366
Mortgage warehouse loans	244,233	151,111
Residential mortgage loans	176,553	165,429
Consumer loans	286,848	263,934
Earning assets	1,690,348	1,391,864
Non-interest bearing deposit accounts	211,935	121,483
Interest bearing transaction accounts	767,202	551,597
Time deposits	327,834	316,669
Borrowings	333,150	336,095
Subordinated debentures	32,282	30,653
Common stockholders' equity	143,362	106,180
Total stockholders’ equity	155,862	118,680

Income statement:	Nine months ended
Net interest income	$41,203	$34,521
Provision for loan losses	1,809	4,444
Other income	19,407	15,300
Other expenses	38,180	33,058
Income tax expense	6,248	3,044
Net income	14,373	9,275
Preferred stock dividend	(325)	(1,263)
Net income available to common shareholders	$14,048	$8,012

Per share data:
Basic earnings per share	$1.81	$1.08
Diluted earnings per share	1.75	1.05
Cash dividends declared per common share	0.27	0.23
Book value per common share	16.64	14.31
Tangible book value per common share	13.85	13.19
Market value - high	19.08	12.97
Market value - low	$11.53	$11.54
Weighted average shares outstanding - Basic	7,758,537	7,402,300
Weighted average shares outstanding - Diluted	8,034,996	7,598,950

Key ratios:
Return on average assets	1.21%	0.88%
Return on average common stockholders' equity	15.34	10.64
Net interest margin	3.80	3.67
Loan loss reserve to total loans	1.58	2.04
Non-performing loans to loans	2.08	2.52
Average equity to average assets	8.51	8.43
Bank only capital ratios:
Tier 1 capital to average assets	8.58	8.89
Tier 1 capital to risk weighted assets	11.25	12.33
Total capital to risk weighted assets	12.50	13.58

Loan data:
Substandard loans	$57,079	$58,993
30 to 89 days delinquent	8,351	4,240

90 days and greater delinquent - accruing interest	$109	$97
Trouble debt restructures - accruing interest	3,356	4,042
Trouble debt restructures - non-accrual	5,062	1,673
Non-accrual loans	15,887	17,799
Total non-performing loans	$24,414	$23,611

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Commercial	$8,058	$7,766	$8,435	$8,017	$8,151
Real estate	2,974	2,946	3,025	2,472	2,457
Mortgage warehousing	1,716	1,695	1,694	1,695	1,477
Consumer	5,820	5,967	6,258	6,698	7,025
Unallocated	-	-	-	-	-
Total	$18,568	$18,374	$19,412	$18,882	$19,110

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Commercial	$334	$278	$(332)	$111	$269
Real estate	205	113	59	118	86
Mortgage warehousing	-	-	-	-	-
Consumer	308	856	302	837	685
Total	$847	$1,247	$29	$1,066	$1,040

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Commercial	$11,957	$8,796	$9,035	$7,958	$12,094
Real estate	8,833	8,595	8,669	8,496	7,201
Mortgage warehousing	-	-	-	-	-
Consumer	3,624	3,425	3,402	3,689	4,316
Total	$24,414	$20,816	$21,106	$20,143	$23,611

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	September 30	June 30	March 31	December 31	September 30
	2012	2012	2012	2011	2011
Commercial	$1,867	$688	$94	$1,092	$1,087
Real estate	716	338	709	1,708	2,478
Mortgage warehousing	-	-	-	-	-
Consumer	72	43	86	49	90
Total	$2,655	$1,069	$889	$2,849	$3,655

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2012			September 30, 2011
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Interest-earning assets
Federal funds sold	$13,854	$8	0.23%	$2,265	$1	0.18%
Interest-earning deposits	6,252	2	0.13%	14,868	1	0.03%
Investment securities - taxable	383,200	2,168	2.25%	336,027	2,540	3.00%
Investment securities - non-taxable (1)	121,428	1,014	5.27%	109,875	988	5.41%
Loans receivable (2)(3)(4)	1,112,712	15,527	5.56%	855,938	12,481	5.79%
Total interest-earning assets (1)	1,637,446	18,719	4.70%	1,318,973	16,011	4.97%

Noninterest-earning assets
Cash and due from banks	21,385			17,169
Allowance for loan losses	(18,195)			(18,823)
Other assets	121,919			99,560

	$1,762,555			$1,416,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$1,041,268	$1,638	0.63%	$871,621	$1,978	0.90%
Borrowings	324,975	1,597	1.96%	259,783	1,583	2.42%
Subordinated debentures	33,353	485	5.78%	31,446	459	5.79%
Total interest-bearing liabilities	1,399,596	3,720	1.06%	1,162,850	4,020	1.37%

Noninterest-bearing liabilities
Demand deposits	196,640			121,034
Accrued interest payable and other liabilities	17,435			11,158
Shareholders' equity	148,884			121,837

	$1,762,555			$1,416,879

Net interest income/spread		$14,999	3.64%		$11,991	3.60%

Net interest income as a percent of average interest earning assets (1)			3.79%			3.76%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2012			September 30, 2011
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$6,870	$13	0.25%	$26,448	$49	0.25%
Interest-earning deposits	3,533	4	0.15%	8,837	2	0.03%
Investment securities - taxable	358,935	6,721	2.50%	329,903	7,777	3.15%
Investment securities - non-taxable (1)(2)	111,750	2,944	4.89%	112,133	3,066	5.22%
Loans receivable (2)(3)(4)	1,009,052	42,386	5.62%	830,432	36,260	5.85%
Total interest-earning assets (1)	1,490,140	52,068	4.77%	1,307,753	47,154	4.96%

Noninterest-earning assets
Cash and due from banks	17,708			15,756
Allowance for loan losses	(18,970)			(18,992)
Other assets	95,986			97,540

	$1,584,864			$1,402,057

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$958,651	$4,803	0.67%	$889,531	$6,510	0.98%
Borrowings	299,074	4,635	2.07%	237,491	4,760	2.68%
Subordinated debentures	31,606	1,427	6.03%	31,446	1,363	5.80%
Total interest-bearing liabilities	1,289,331	10,865	1.13%	1,158,468	12,633	1.46%

Noninterest-bearing liabilities
Demand deposits	154,244			115,454
Accrued interest payable and other liabilities	13,387			9,989
Shareholders' equity	134,820			118,146

	$1,591,782			$1,402,057

Net interest income/spread		$41,203	3.65%		$34,521	3.50%

Net interest income as a percent of average interest earning assets (1)			3.80%			3.67%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)	Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loans fees.
(4)	Loan fees and late fees included in interest on loans.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	September 30	December 31
	2012	2011
	(Unaudited)
Assets
Cash and due from banks	$41,562	$20,447
Investment securities, available for sale	497,704	431,045
Investment securities, held to maturity	6,100	7,100
Loans held for sale	18,163	14,090
Loans, net of allowance for loan losses of $18,568 and $18,882	1,136,480	964,311
Premises and equipment	40,297	34,665
Federal Reserve and Federal Home Loan Bank stock	13,333	12,390
Goodwill	19,748	5,910
Other intangible assets	4,295	2,292
Interest receivable	8,248	6,671
Cash value life insurance	34,929	30,190
Other assets	25,917	18,051
Total assets	$1,846,776	$1,547,162
Liabilities
Deposits
Non-interest bearing	$211,935	$130,673
Interest bearing	1,095,036	879,192
Total deposits	1,306,971	1,009,865
Borrowings	333,150	370,111
Subordinated debentures	32,282	30,676
Interest payable	579	596
Other liabilities	17,932	14,449
Total liabilities	1,690,914	1,425,697
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, $.01 par value, $1,000 liquidation value
Authorized, 1,000,000 Series B shares
Issued 12,500 and 12,500 shares	12,500	12,500
Common stock, $.3333 stated value
Authorized, 22,500,000 shares
Issued, 8,685,490 and 7,450,794 shares
Outstanding, 8,617,735 and 7,421,544 shares	1,403	1,126
Additional paid-in capital	30,491	10,610
Retained earnings	101,267	89,387
Accumulated other comprehensive income	10,201	7,842
Total stockholders’ equity	155,862	121,465
Total liabilities and stockholders’ equity	$1,846,776	$1,547,162

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$15,527	$12,481	$42,386	$36,260
Investment securities
Taxable	2,178	2,542	6,738	7,828
Tax exempt	1,014	988	2,944	3,066
Total interest income	18,719	16,011	52,068	47,154
Interest Expense
Deposits	1,638	1,978	4,803	6,510
Borrowed funds	1,597	1,583	4,635	4,760
Subordinated debentures	485	459	1,427	1,363
Total interest expense	3,720	4,020	10,865	12,633
Net Interest Income	14,999	11,991	41,203	34,521
Provision for loan losses	1,041	1,564	1,809	4,444
Net Interest Income after Provision for Loan Losses	13,958	10,427	39,394	30,077
Other Income
Service charges on deposit accounts	1,002	802	2,477	2,422
Wire transfer fees	248	167	643	412
Interchange fees	885	721	2,227	1,905
Fiduciary activities	971	1,016	2,928	2,911
Gain on sale of securities	2	1,115	2	1,754
Gain on sale of mortgage loans	4,436	2,145	10,121	3,986
Mortgage servicing income net of impairment	(355)	(172)	(95)	691
Increase in cash value of bank owned life insurance	300	245	760	661
Other income	221	46	344	105
Total other income	7,710	6,538	19,407	15,300
Other Expenses
Salaries and employee benefits	7,905	6,081	20,407	16,912
Net occupancy expenses	1,186	1,056	3,216	3,176
Data processing	754	549	1,883	1,450
Professional fees	366	359	1,483	1,039
Outside services and consultants	624	454	1,621	1,221
Loan expense	1,311	820	2,879	2,276
FDIC insurance expense	291	254	798	944
Other losses	309	1,088	501	1,365
Other expenses	2,094	1,652	5,392	4,675
Total other expenses	14,840	12,313	38,180	33,058
Income Before Income Tax	6,828	4,652	20,621	12,319
Income tax expense	1,978	1,235	6,248	3,044
Net Income	4,850	3,417	14,373	9,275
Preferred stock dividend and discount accretion	(63)	(710)	(325)	(1,263)
Net Income Available to Common Shareholders	$4,787	$2,707	$14,048	$8,012
Basic Earnings Per Share	$0.56	$0.37	$1.81	$1.08
Diluted Earnings Per Share	0.54	0.36	1.75	1.05